Exhibit 5.1

McGrath North Mullin & Kratz, PC LLO

Suite 3700 First National Tower

1601 Dodge Street

Omaha, Nebraska 68102

April 7, 2010

Valmont Industries, Inc.
One Valmont Plaza
Omaha, Nebraska 68154

We have acted as counsel to Valmont Industries, Inc., a Delaware corporation (the “Company”), and Valmont Coatings, Inc., a Delaware corporation, PiRod, Inc., a Delaware corporation, Valmont Newmark, Inc., a Delaware corporation, Valmont Queensland Pty Ltd., a limited liability company incorporated in Australia, and Valmont Group Pty Ltd., a limited liability company incorporated in Australia (the “Guarantors”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale from time to time of up to $350,000,000 aggregate principal amount of the debt securities of the Company (the “Debt Securities”), and guarantees of the Debt Securities which may be issued by one or more of the Guarantors from time to time (the “Guarantees”) issued under an Indenture, to be entered into by and among the Company, the Guarantors and Wells Fargo Bank, National Association, as Trustee (the “Trustee”) (the “Indenture”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Upon the basis of the foregoing, we are the opinion that:

1.             When the Indenture and any supplemental indenture to be entered into in connection with the issuance of any Debt Securities have been duly authorized, executed and delivered by the Trustee, the Company and the respective Guarantors; the specific terms of the Debt Securities have been duly authorized and duly established in accordance with the Indenture and authorized by all necessary corporation action of the Company, and the Debt Securities have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor in the manner contemplated by the Registration Statement and/or the applicable prospectus and by such corporate action, the Debt Securities will be a legally valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms.

2.             When the Indenture and any supplemental indenture to be entered into in connection with the issuance of any Guarantees have been duly authorized, executed and delivered by the Trustee, the Company and the respective Guarantors; the specific terms of the Guarantees have been duly authorized and duly established in accordance with the Indenture and authorized by all necessary corporation action of the respective Guarantors, and the Guarantees have been duly executed, authenticated and issued in accordance with the Indenture and delivered in the manner contemplated by the Registration Statement and/or the applicable prospectus and by such corporate action, the Guarantees will be a legally valid and binding obligation of the respective Guarantors, enforceable against the each of the Guarantors in accordance with their respective terms.

The opinions set forth above are subject to the following qualifications and exceptions:

(a)           Our opinions set forth above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors’ rights, (ii) the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law), and (iii) insofar as they relate to indemnification provisions, the effect of federal and state securities laws and public policy relating thereto.

(b)           In rendering the opinions set forth above, we have assumed that, at the time of delivery of the Debt Securities and Guarantees, any authorization provided by the Company and Guarantors and referred to above will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Debt Securities and the Guarantees, the Registration Statement will have become effective and will continue to be effective, none of the particular terms of the Debt Securities and Guarantees will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company and Guarantors with the terms thereof will result in a violation of any law, agreement or instrument then binding upon the Company or Guarantors or any order or decree of any court or governmental body having jurisdiction over the Company or Guarantors.

We are members of the Bar of the State of Nebraska and the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of Nebraska, the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the caption “Legal Matters” in the prospectus contained in such Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ McGrath North Mullin & Kratz, PC LLO

McGrath North Mullin & Kratz, PC LLO